EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-109495 and 333-143292 on Form S-3 and Nos. 333-34156, 333-122242 ,333-137379, 333-153670 and 333-161312 on Form S-8 of our report, dated March 17, 2011, relating to the financial statements of deltathree, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the  Company's ability to continue as going concern) appearing in this Annual Report on Form 10-K of deltathree, Inc. for the year ended December 31, 2010.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants,
A member firm of  Deloitte Touche Tohmatsu

Tel Aviv, Israel
March 17, 2011